Exhibit 99.1

USANA Health Sciences Reports First Quarter Net Sales of $248 Million and Diluted EPS of $0.95

SALT LAKE CITY--(BUSINESS WIRE)--April 25, 2023--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended April 1, 2023.

Key Financial & Operating Results

  First quarter net sales were $248 million versus $228 million for the fourth quarter of 2022 and $273 million during the first quarter of 2022.
  First quarter diluted EPS was $0.95 as compared with $0.66 for the fourth quarter of 2022 and $1.15 during the first quarter of 2022.
  Generated $13 million of operating cash flow during the quarter.
  Fiscal 2023 net sales and diluted EPS guidance updated to $875 to $950 million and $2.40 to $3.30, respectively, from $850 million to $950 million and $2.35 to $3.30.

Q1 2023 Financial Performance

Consolidated Results
Net Sales	$248 million	+9% sequentially +5% sequentially in constant currency -9% vs. Q1 2022 -4% constant currency vs. Q1 2022 -$13 million YOY FX impact, or -5%
Diluted EPS	$0.95	+44% sequentially -17% vs. Q1 2022 Diluted shares of 19.3 million, -1% YOY
Active Customers	491,000	Flat sequentially -11% vs. Q1 2022

“USANA’s solid first quarter performance was driven by several initiatives that helped stabilize active customer counts and contribute to sequential quarter net sales growth,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “Our results during the first few weeks of the quarter benefitted from increased demand for several of our health products in China following the government’s shift in COVID policy. In addition, our announcement of product price increases in several markets stimulated product purchasing ahead of those increases. Because of the solid start to the year, we have raised the lower end of our net sales and earnings per share guidance.

“We continue to make progress on several key strategic initiatives for 2023, most of which are aimed at increasing the active customer base and positioning USANA for long-term sustainable growth. Key among these initiatives is the return to live sales meetings and events where possible. The in-person meetings and events held during and following the first quarter were targeted at engaging and further incenting our sales force and the feedback from these events has been encouraging. We remain optimistic that our overall strategy for the year will support customer engagement and stimulate positive momentum in our business.”

Q1 2023 Regional Results:

Asia Pacific Region
Net Sales	$200 million	+9% sequentially +4% constant currency sequentially -9% vs. Q1 2022 -3% constant currency vs. Q1 2022 80% of consolidated net sales
Active Customers	386,000	+1% sequentially -9% vs. Q1 2022
Asia Pacific Sub-Regions
Greater China
Net Sales	$124 million	+5% sequentially +1% constant currency sequentially -7% vs. Q1 2022 -1% constant currency vs. Q1 2022
Active Customers	242,000	-1% sequentially -5% vs. Q1 2022
North Asia
Net Sales	$30 million	+21% sequentially +12% constant currency sequentially -1% vs. Q1 2022 +5% constant currency vs. Q1 2022
Active Customers	54,000	+2% sequentially -5% vs. Q1 2022
Southeast Asia Pacific
Net Sales	$46 million	+14% sequentially +10% constant currency sequentially -15% vs. Q1 2022 -12% constant currency vs. Q1 2022
Active Customers	90,000	+3% sequentially -18% vs. Q1 2022

Americas and Europe Region
Net Sales	$49 million	+9% sequentially +8% constant currency sequentially -11% vs. Q1 2022 -9% constant currency vs. Q1 2022 20% of consolidated net sales
Active Customers	105,000	-1% sequentially -19% vs. Q1 2022

“Our first quarter operating results were modestly ahead of expectations and were predominantly driven by increased customer activity in our Asia Pacific region. The operating leverage generated by the growth in revenue positively contributed to our first quarter operating performance,” said Doug Hekking, Chief Financial Officer.

Fiscal Year 2023 Outlook

The Company is raising the lower end of its net sales and earnings per share outlook for fiscal year 2023 as follows:

Fiscal Year 2023 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$875 - $950 million	$850 - $950 million
Diluted EPS	$2.40 - $3.30	$2.35 - $3.30

Mr. Hekking added, “We are raising the lower end of our guidance range for both net sales and earnings per share as a result of the performance in the first quarter. Sales during the first few weeks of the quarter benefited by approximately $12 million due to higher demand for several of our health products in China as well as an estimated $13 million in customer purchasing activity ahead of announced price increases. Furthermore, our fiscal 2023 outlook continues to reflect a wider range due to the continued uncertainty surrounding the operating and geopolitical environment around the world.”

Balance Sheet and Share Repurchase Activity

The Company generated $13 million of operating cash flow during the first quarter and ended the quarter with $295 million in cash and cash equivalents and remained debt-free. The Company did not repurchase shares during the quarter and, as of April 1, 2023, had approximately $83 million remaining under the current share repurchase authorization.

Management Commentary Document and Conference Call

For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, April 26, 2023 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	1-Apr-23	2-Apr-22

Net sales	$248,360	$272,867
Cost of sales	48,519	51,383
Gross profit	199,841	221,484
Operating expenses:
Associate incentives	106,070	119,620
Selling, general and administrative	66,926	68,797
Earnings from operations	26,845	33,067
Other income (expense), net	1,656	220
Earnings before income taxes	28,501	33,287
Income taxes	10,118	10,818
NET EARNINGS	$18,383	$22,469

Earnings per share - diluted	$0.95	$1.15
Weighted average shares outstanding - diluted	19,328	19,481
USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	1-Apr-23	31-Dec-22
ASSETS
Current Assets
Cash and cash equivalents	$295,454	$288,420
Inventories	64,490	67,089
Prepaid expenses and other current assets	35,934	28,873
Total current assets	395,878	384,382

Property and equipment, net	96,798	97,773
Goodwill	17,411	17,368
Intangible assets, net	31,971	32,432
Deferred tax assets	7,868	9,799
Other assets	55,607	54,795
Total assets	$605,533	$596,549

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$10,511	$11,049
Other current liabilities	119,711	132,784
Total current liabilities	130,222	143,833

Deferred tax liabilities	5,575	4,071
Other long-term liabilities	14,382	14,173

Stockholders' equity	455,354	434,472
Total liabilities and stockholders' equity	$605,533	$596,549

USANA Health Sciences, Inc.
Sales by Region
(In thousands)
(Unaudited)

	Quarter Ended
	April 1, 2023		April 2, 2022		Change from prior year		Currency impact on sales	% change excluding currency impact
Asia Pacific
Greater China	$123,820	49.9%	$133,739	49.0%	$(9,919)	(7.4%)	$(8,821)	(0.8%)
Southeast Asia Pacific	46,286	18.6%	54,742	20.0%	(8,456)	(15.4%)	(2,125)	(11.6%)
North Asia	29,608	11.9%	29,939	11.0%	(331)	(1.1%)	(1,690)	4.5%
Asia Pacific Total	199,714	80.4%	218,420	80.0%	(18,706)	(8.6%)	(12,636)	(2.8%)

Americas and Europe	48,646	19.6%	54,447	20.0%	(5,801)	(10.7%)	(635)	(9.5%)
	$248,360	100.0%	$272,867	100.0%	$(24,507)	(9.0%)	$(13,271)	(4.1%)
Active Associates by Region(1)
(Unaudited)

	As of
	April 1, 2023		April 2, 2022
Asia Pacific
Greater China	74,000	34.1%	79,000	32.3%
Southeast Asia Pacific	61,000	28.1%	76,000	31.0%
North Asia	35,000	16.1%	36,000	14.7%
Asia Pacific Total	170,000	78.3%	191,000	78.0%

Americas and Europe	47,000	21.7%	54,000	22.0%
	217,000	100.0%	245,000	100.0%

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	April 1, 2023		April 2, 2022
Asia Pacific
Greater China	168,000	61.3%	176,000	57.3%
Southeast Asia Pacific	29,000	10.6%	34,000	11.1%
North Asia	19,000	6.9%	21,000	6.8%
Asia Pacific Total	216,000	78.8%	231,000	75.2%

Americas and Europe	58,000	21.2%	76,000	24.8%
	274,000	100.0%	307,000	100.0%
(1)	Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2)	Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investor contact:
Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280